Exhibit 99.1

FOR IMMEDIATE RELEASE

INTER PARFUMS, INC. REPORTS RECORD 2022 FOURTH QUARTER AND FULL YEAR NET SALES

AFFIRMS 2023 GUIDANCE

New York, New York, January 23, 2023: Inter Parfums, Inc. (NASDAQ GS: IPAR) today announced that for the three months ended December 31, 2022, net sales rose to a record $311 million, a 47% increase from $211 million in the fourth quarter of 2021. At comparable foreign currency exchange rates, consolidated fourth quarter net sales increased 57% from the fourth quarter of 2021. Of note, the average dollar/euro exchange rates for the 2022 and 2021 fourth quarters were 1.02 and 1.14, respectively, leading to a negative 10% foreign exchange impact.

For the full year, 2022 net sales rose to $1.087 billion, up 24% from $880 million in 2021 and slightly above our latest guidance of $1.08 billion. At comparable foreign currency exchange rates, consolidated 2022 net sales increased 30% from 2021. The average dollar/euro exchange rates for 2022 and 2021 were 1.05 and 1.18, respectively, for a negative 7% foreign exchange impact. The Company plans to announce fourth quarter and full-year 2022 results on February 28, 2023.

Net Sales:

	Three Months Ended December 31,			Year Ended December 31,
($ in millions)	2022	2021	% Change	2022	2021	% Change

European based product sales	$197	$136	45%	$744	$663	12%
United States based product sales	114	75	52%	343	216	58%
	$311	$211	47%	$1,087	$880	24%

Jean Madar, Chairman & Chief Executive Officer of Inter Parfums stated, “As we reported earlier this month, the fourth quarter of 2022 was exceptionally strong, ushering in the best year in our history. In the final quarter of the year, our four largest brands, Montblanc, Jimmy Choo, Coach and GUESS? generated sales gains of 50%, 78%, 82% and 28%, respectively, compared to the same period one year earlier. Many of our other fragrance brands also achieved stellar comparable quarter growth. For our U.S. based operations, Oscar de la Renta and Abercrombie & Fitch grew sales by 27% and 31%, respectively, while for European operations, Moncler, Kate Spade and Boucheron generated comparable quarter gains of 34%, 140% and 24%, respectively.

For 2022 as a whole, our European operations grew sales by 26% in euro or 12% in dollars. The year-over-year gains, in both euro and dollars, are all the more impressive considering our new product pipeline was dominated by flankers and extensions. However, we did bring to market several entirely new lines, including our first ever Moncler duo, Kate Spade Sparkle, Singulier by Boucheron and Open Road and Wild Rose by Coach. In addition to continued sales of established lines, the 58% increase in U.S. based sales was also driven by our newer brands, Donna Karan and DKNY, which we took over in August and contributed to 38% of our sales growth. Our like-for-like growth of 47% on the balance of the portfolio reflects the launches of Uomo by GUESS and Alibi by Oscar de la Renta, plus numerous extensions across our mid-sized brands, and the continued success of Ferragamo, which entered its second year with us in the fourth quarter.”

Mr. Madar continued, “We believe 2023 is going to be a great year, a productive year and a demanding year. For our European operations, we will be rolling out new pillars for Kate Spade, Coach and Moncler. The return of popular seasonal scents for Jimmy Choo and Lanvin; additions to multi-scent collections for Van Cleef & Arpels and Karl Lagerfeld, plus a host of special programs, extensions and flankers for established fragrance families are also in the 2023 pipeline. For our U.S. operations, we have a duo debuting for the Hollister brand and our first men’s scent for MCM, plus new flankers for the most popular DKNY Be Delicious, Ferragamo, GUESS?, Oscar de la Renta, Abercrombie & Fitch and Anna Sui collections.

As we have announced, we will also use all this year to prepare the takeover of the Lacoste fragrance business in January 2024, opening new avenues of growth and development thanks to its scale and unique positioning as a fashion sports brand.”

Affirms Guidance:

Michel Atwood, Chief Financial Officer noted, “As announced earlier this month, we plan to issue results for the 2022 fourth quarter and full year on February 28, 2023 and look for 2022 earnings per diluted share to approximate $3.60.

Despite ongoing supply chain disruptions and geopolitical turmoil, the fragrance market continues to display strong growth momentum. Therefore, we believe that our 2023 $1.15 billion net sales guidance is achievable as is our guidance for earnings per diluted share of $3.75. Our 2023 guidance assumes that the average dollar/euro average exchange rate remains at current levels and there is no significant resurgence of the COVID-19 pandemic.”

About Inter Parfums, Inc.:

Founded in 1982, Inter Parfums, Inc. develops, manufactures and distributes prestige perfumes and cosmetics as the exclusive worldwide licensee for Abercrombie & Fitch, Anna Sui, Boucheron, Coach, Donna Karan, DKNY, Ferragamo, Graff, GUESS, Hollister, Jimmy Choo, Karl Lagerfeld, Kate Spade, MCM, Moncler, Montblanc, Oscar de la Renta, S.T. Dupont, Ungaro and Van Cleef & Arpels. Inter Parfums is also the owner of Lanvin fragrances and the Rochas brand. Through its global distribution network, the Company’s products are sold in over 120 countries.

Forward-Looking Statements:

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. In some cases, you can identify forward-looking statements by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will,” and “would,” or similar words. You should not rely on forward-looking statements, because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the headings “Forward Looking Statements” and “Risk Factors” in Inter Parfums’ annual report on Form 10-K for the fiscal year ended December 31, 2021 and the reports Inter Parfums files from time to time with the Securities and Exchange Commission. Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact at Inter Parfums, Inc.	-or-	Investor Relations Counsel
Michel Atwood, CFO		The Equity Group Inc.
(212) 983-2640		Karin Daly (212) 836-9623/ kdaly@equityny.com
matwood@interparfumsinc.com		Linda Latman (212) 836-9609/ llatman@equityny.com
www.interparfumsinc.com		www.theequitygroup.com